Exhibit 10.50

SECOND AMENDMENT
TO
EMPLOYMENT AGREEMENT

A.                                 The Employment Agreement (the “Agreement”) entered into September 2, 2005 by and between Clayton Holdings, Inc., a Delaware corporation (“Employer”) and Frederick C. Herbst (“Employee”), as amended as of January 30, 2007, is hereby further amended as follows:

1.                                     Section VI of the Agreement is hereby amended by adding the following sentence at the end of subsection (b) thereof:

“In order to be eligible to receive the Termination Benefits, Employee must execute the release within forty-five (45) days of Employee’s receipt of such release.”

2.                                     Section VI of the Agreement is hereby further amended by adding the following subsection (e) immediately following subsection (d):

“(e)                            Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by Employer to or on behalf of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code” and such excise tax, together with any interest or penalties incurred by Employee with respect to such excise tax, the “Excise Tax”), the following provisions shall apply:

(i)                                     If the Severance Payments, reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes payable by Employee on the amount of the Severance Payments which is in excess of the Threshold Amount (defined below), are greater than or equal to the Threshold Amount, Employee shall be entitled to the full benefits payable under this Agreement.

(ii)                                  If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes on the amount of the Severance Payments which is in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the sum of the Severance Payments shall not exceed the Threshold Amount.

For the purposes of this subsection (e), “Threshold Amount” shall mean three times Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00).

The determination as to which of the alternative provisions of subsection (e) above shall apply to Employee shall be made by a nationally recognized accounting firm selected by Employer (the “Accounting Firm”), which shall provide detailed supporting calculations both to Employer and Employee within 15 business days of the date on which Employee’s employment is terminated, if applicable, or at such earlier time as is reasonably requested by Employer or Employee.  For purposes of determining which of the alternative provisions of subsection (e) above shall apply, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Employee’s residence on the date on which Employee’s employment is terminated, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the Accounting Firm shall be binding upon Employer and Employee.”

3.                                     The Agreement is hereby amended by adding the following Section XII immediately following Section XI:

“XII.                    SECTION 409A

Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service within the meaning of Section 409A of the Code, Employer determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (a) six months and one day after Employee’s separation from service, or (b) Employee’s death.”

B.                                   Except as amended herein, the Agreement is hereby confirmed in all other respects.

IN WITNESS WHEREOF, this Second Amendment is entered into this 13th day of April, 2008 by the parties hereto.

CLAYTON HOLDINGS, INC.

By:	/s/ Steven Cohen
	Name:	Steven Cohen
	Title:	SVP

By:	/s/ Frederick C. Herbst
Frederick C. Herbst